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                                                                     EXHIBIT 8.2


                               February 16, 1999


Board of Directors and Shareholders
Youth Services International, Inc.
2 Park Center Court
Suite 200
Owings Mills, Maryland  21117

Gentlemen/Ladies:

          This opinion is being delivered to you in accordance with Section 7.3(d) of the Merger Agreement (the "Agreement") dated as of September 23, 1998, by and among Youth Services International, Inc. (the "Company"), a Maryland corporation, Correctional Services Corporation ("Parent"), a Delaware corporation and Palm Merger Corp. ("Merger Subsidiary"), a Maryland corporation wholly owned by Parent. Pursuant to the Agreement, Merger Subsidiary will be merged with and into the Company (the "Merger").

          In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") and/or the Proxy Statement/Prospectus of Parent and the Company; (3) representations and certifications made to us by Parent; (4) representations and certifications made to us by the Company; (5) such other instruments and documents related to the formation, organization and operation of Parent, Merger Subsidiary and the Company or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.
In addition, we have reviewed the form of opinion of counsel, received by Parent from Parent's counsel, Epstein Becker & Green, P.C., with respect to the tax consequences of the proposed transaction (the "Parent Counsel's Opinion"). 1/
                                                                           -


--------------------------
1/  All capitalized terms used herein and not otherwise defined shall have the
-
same meaning as they have in the Agreement.  All section references, unless
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Youth Services International, Inc.
February 16, 1999
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                            The Proposed Transaction
                            ------------------------

          Based solely upon our review of the documents set forth above, and upon such information as Parent, Merger Subsidiary and the Company have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

          Parent is the owner of all of the outstanding stock of Merger Subsidiary, a Maryland corporation. Parent is a developer and operator of adult and juvenile correctional facilities for federal, state and local governments. In addition, Parent is an operator of private secure juvenile correctional facilities. Merger Subsidiary was organized solely for the purpose of accomplishing the merger described below.

          The Company is a provider of private educational, developmental and rehabilitative programs to adjudicated juveniles.

          Because it is believed that the businesses of Parent and the Company would be complimentary, it is proposed that pursuant to the Agreement and the laws of the State of Maryland, Merger Subsidiary merge with and into the Company. Merger Subsidiary's separate corporate existence will cease and the Company will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, the Company will succeed to all of the assets and liabilities of Merger Subsidiary under Maryland General Corporation Law.

          By virtue of the Merger, each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled) will be converted into, and become exchangeable for the right to receive the Merger Consideration, consisting of
 .375 shares of Parent Common Stock (the "Exchange Ratio"). At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. At the Effective Time, each Company Warrant will be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, a number of shares of Parent


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otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the
"Code").
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Common Stock equivalent to (A) the number of Shares that could have been purchased immediately prior to the Effective Time under such Company Warrant multiplied by (B) the Exchange Ratio (rounded down to the nearest whole number), at a price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share pursuant to such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio.

          No fractional share of Parent Common Stock will be issued, and, in lieu thereof, a cash payment will be made equal to the amount determined by multiplying (i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled by (ii) the average closing price of a share of Parent Common Stock as reported on the NASDAQ National Market Exchange for the twenty most recent days that Parent Common Stock has traded ending on the last full trading day prior to the Effective Time. No appraisal rights will be available in connection with the Merger.

                        Assumptions and Representations
                        -------------------------------

          In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

          1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

          2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

          3. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

          4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without
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Youth Services International, Inc.
February 16, 1999
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amendment or waiver thereof); each of Parent, Merger Sub and the Company will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

          5. The Parent Counsel's Opinion has been concurrently delivered and not withdrawn.

                   Opinion - Federal Income Tax Consequences
                   -----------------------------------------

          Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the following will result:

          1. The Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and Parent, Merger Subsidiary and the Company will each be a party to such "reorganization" within the meaning of Section 368(b) of the Code.

          2. No gain or loss will be recognized by the Company as a result of the Merger.

          3. No gain or loss will be recognized by a holder of Company Common Stock upon the exchange of its shares solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received by a holder of Company Common Stock in lieu of a fractional share of Parent Common Stock.

          In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

          1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not
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Youth Services International, Inc.
February 16, 1999
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be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Parent has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

          2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

          3. Our opinion is intended to address only the tax consequences to the Company and the holders of Company Common Stock and is not intended to address (nor may it be relied upon for) the tax consequences to Parent or Merger Subsidiary. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific holders of Company Common Stock that may be relevant to particular classes of holders of Company Common Stock, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

          4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Proposed Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which
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Youth Services International, Inc.
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we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          This opinion is provided to the Company and the holders of Company Common Stock only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by the Company and the holders of Company Common Stock. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Sincerely yours,

                                    /s/ Hogan & Hartson L.L.P.

                                    HOGAN & HARTSON L.L.P.